Exhibit 10.23

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE THEY ARE BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].

Contract for Purchase of Trading System and Services

Party A: Lion Brokers Limited

Party B: Hangzhou Lanlian Technology Co., Ltd.

Article 1 Declaration of the Parties

1.      Party A and Party B are independent legal persons set up in accordance with the law and are entitled and capable to enter into this Contract, and there is no act or fact that affects the validity of this Contract for some reason.

2.     In accordance with the relevant national regulations on intellectual property and software management, Party A and Party B. on the principles of good faith, reciprocity and mutual benefit, shall hereby enter into this Contract for mutual compliance.

Article 2 Name and Contents of the Project

1.     Project Name: Lanlian Phoenix Trading System and Services (hereinafter referred to as “the System”).

2.     Project Content:

(1)	Based on Party B’s existing system, Party B shall conduct customized development in line with Party A’s requirements;
(2)	Patty B shall furnish Party A with implementation, technical support and maintenance work.
(3)	Party A shall furnish system implementation, including installation, debugging, training, operation and maintenance services.
(4)	Service cycle: May 1, 2019- December 31, 2019

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Article 3 Contractual Amount

Contractual amount: US$[***] (in words: US$[***]), including tax.

Article 4 Payment Methods

1.     Advance payment: Party A shall pay 50% of the service fee to Party B, namely US$[***] (in word US$[***]) within 10 working days after this Contract becomes effective.

2.     Amount for final acceptance of the system: after the system is put into normal operation for one month, upon Party A’s confirmation of normal operation. Party A shall pay the remaining 50%, namely US$[***] (in words: US$[***]) to Party B within 10 working days.

Article 5 System Implementation and Delivery

1.    In the implementation process. Party A shall send specially-assigned personnel to cooperate with Party B. so as to ensure the normal implementation of the system.

2.     Deliverables:

(1)	Lanlian Phoenix Trading System, including APP, PC client trading terminal, operation center, trading and risk control system
(2)	System Specification (Manual)

3.     Delivery time: to be finished within 3 months after entering into this Contract.

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Article 6 Training Services

1.     Party B shall furnish Party A with necessary training.

2.     In principle, the training services shall be rendered at Party A’s head office (the head office of the business company), excluding the on-site training at office spaces other than Party A’s head office.

3.     Where Party A requires Party B lo conduct training for companies other than Party A’s head office, it shall submit a written “Contact Letter on Non-local Training Needs” to Party B, which shall be executed after Party B’s overall coordination, consent and confirmation, arid Party A shall pay all travel expenses of Party B’s engineers (including round-trip transportation expenses. accommodation expenses and catering expenses) incurred thereby.

Article 7 System Maintenance Services

1.     Party B shall furnish Parry A with free remote services for one year upon signing of this Contract.

2.    Party B shall promptly respond to system failures for various reasons during the operation of the system, and shall be responsible for the corresponding installation, revision, debugging and other maintenance work of the system, so as to ensure the normal operation of the system.

3.     During the operation of the system, for any problems, Party A may request services from Party B by telephone, mail and other means, and Party B shall make a reply with the least delay possible after confirming receipt of the problems furnished by Party A.

4.      Party B shall furnish Party A with technical support and operation maintenance, and it shall respond to the problems submitted by Party A within 5 minutes. General problems shall be solved within 2 hours, not exceeding 24 hours at the maximum.

Article 8 Party A’s Rights and Obligations

1.     Party A shall furnish guarantee for the environment required for the normal installation and operation of the system. Such factors include computer equipment, network, equipment and environment, operating system, servers required for operation, etc. In the meanwhile. Party A shall coordinate with Party A’s internal project members and other required resources. Otherwise. Party A shall assume the liability for the delay of the project progress, and Party B shall not be liable for it.

2.     Party A shall pledge that the environment it furnishes for the normal operation of the system does not involve state secrets, infringe upon others’ trademarks, patents and copyrights, or violate state laws. For any copyright dispute arising therefrom. Party A shall be responsible for resolving it.

3.     Party A shall also undertake the main work of project implementation, specifically including: to collect the basic data and other implementation data required by Party B, assist Party B to set up an operating environment, coordinate other internal resources, and assist in system training and promotion.

4.     Party A shall not make any revision to the software furnished by Party B. In the event that the software cannot nm normally owing to any change made by Party A to the software furnished by Party B, Party B shall not be liable for it.

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Article 9 Party B’s Rights and Obligations

1.    Party B shall launch field investigation on the operating environment required for the product hereunder, so as to ensure that Party A’s environment can be up to the basic requirements for system operation.

2.     Party B must install the software on the server designated by Party A and finish the training services as required herein.

3.     Party B must pledge that the software furnished to Party A (including other software, programs required for writing the software, as well as third-party controls included in the software) has been provided with legal intellectual property rights or usage license, and will not result in any infringement of intellectual property rights. Otherwise, the consequences incurred thereby shall be undertaken by Party B, and Party A shall not assume any liability.

4.    Upon completion of the system. Party B shall hand over all materials and information concerned with Parry A to Party A fully and completely.

5.     In the event that Party A’s demand exceeds the function range of the products purchased by Party A (subject to the function list furnished by Party B), the Parties shall enter into a supplementary agreement separately.

6.     When Party A defaults on Party B’s fees without justifiable reasons. Party B shall be entitled to stop rendering any services to Party A, including, without limitation, the usage license of the products.

7.     Party B pledges that the products it furnishes will not cause Party A’s information to leak out, or there will not exist any procedures that may cause Party A’s information or documents to be changed or deleted automatically.

Article 10 Intellectual Property Rights

1.     Party B shall possess full intellectual property rights over the system used in the licensed software or this system. However, the ownership of all information and data generated by Party A with the above-mentioned system shall belong to Party A. Without Party A’s written permission. Party B shall not use it by itself or allow a third party to use it. Otherwise, Party B shall be deemed to be in breach of contract, and it shall compensate for all losses of Party A therefrom.

2.     Party A shall possess the ownership of the software carriers and documents delivered by Party B and the full operation and use right of the system, and it shall be obliged to protect the intellectual property rights of the system software. Party A consents that it will not do the following acts without Party B’s explicit written permission, otherwise Party B will investigate its legal responsibility:

(1)	Except for authorized users, Party A provides the software in whole or in part to others for viewing or use in any form (including screenshots and other carriers in any form containing the software information involved herein).
(2)	Except for authorized users, Party A discloses or permits such disclosure to others.
(3)	Without Party B’s written permission, Party A copies, misappropriates, transfers or sells the licensed software contained herein.
(4)	The above restrictions shall apply to any software system including, the licensed software contained herein, even if such system also contains the software that belongs to Party A’s property right.

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3.     Where the Parties decide to terminate this Contract and the license for the use of the licensed software, Party A shall remove the licensed program contained herein from the designated hardware server and return all copies and originals furnished by Party B to Party A along with the licensed software or copied by Party A itself to Party B.

4.     Party B shall enjoy the copyright of the system. Without Party B’s written consent, Party A shall not employ the system in other units or authorize other units to use it.

5.     The copyright of any documents and materials associated with the software shall be owned by Party B, except the furnished by Party A. Without Party B’s written permission, Party A shall not make use of any documents and materials owned by Party B to seek commercial benefits by means of sale, disclosure, etc. If it is requisite to apply the software in other aspects, it must gain Party B’s written permission ahead of time.

Article 11 Confidentiality Agreement

1.   “Confidential information” refers to information disclosed by one party (disclosing party) to the other party (acquiring party) and indicating “confidential” or “proprietary” at the time of disclosure, including, without limitation, corporate data, business information, financial data, technical darn, functional and characteristic description charts, etc. written data or information.

2.     Party B shall strictly keep confidential Party A’s confidential information acquired during the negotiation, signing and execution of this Agreement. Without Party A’s permission. Party B shall not disclose, use or allow others to use Party A’s confidential information.

3.     Party A shall strictly keep confidential Party B’s confidential information known during the negotiation, signing and execution of this Agreement. Without Party B’s permission, Party A shalt not disclose, use or allow others to use Party B’s confidential information.

4.     The confidentiality obligations of Party A and Party B shall not disappear along with the signing, suspension, rescission or termination of this Agreement.

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Article 12 Liability for Breach of Contract

1.     Party B’s Liability for Bread of Contract

(1)	Where the products and services famished by Party B fail to meet the functions required by this Contract for Party B’s reasons. Party A shall be entitled to refuse to pay the balance. Party B shall not be liable for the non-conformity of products and services with the requirements of this Contract for the reason of Party A. Such factors include the non-conformity of Party A’s computer equipment, network equipment, operating system and application server, and insufficient server resources. However, if Party B has already conducted on-site investigation ahead of time and determined the non-suitable conditions, it shall not fall within the exemption scope of this clause.
(2)	In the event that Party B cancels this Contract without justifiable reasons, it shall pay 20% of the total contractual amount to Party A as liquidated damages.
(3)	Where Party 8 fails to deliver the project based on the time agreed herein for Party B’s reason, for each day overdue, Party B shall pay liquidated damages to Party A at 3% of the total contractual amount. If the delivery is still overdue for more than ten days, Party A shall be entitled to unilaterally terminate this Contract, not pay the remaining contractual amount any more, and require Party B to pay 20% of the total contractual amount as liquidated damages.
(4)	The liquidated damages, compensation and losses payable by Party B to Party A as mentioned herein may be deducted by Party A from the amount payable to Party B.

2.     Party A’s Liability for Breach of Contract

(1)	In the event that Party A cancels this Contract without justifiable reasons, it shall pay 20% of the total contractual amount to Party B as liquidated damages.

Article 13 Other Agreements

1.     This Contract is made in duplicate, with Party A and Party B, each holding one copy. It shall become effective upon signature and official seal of the Parties.

2.     Matters not mentioned herein shall be resolved by the Parties through amicable negotiation if the negotiation fails, it shall be submitted to the court in the place where Party A resides for ruling.

Party A: Lion Brokers Limited	Party B: Hangzhou Lanlian Technology Co., Ltd.
Seal: [Company seal is affixed]	Seal: [Company seal is affixed]
Date: 22 April 2019	Date: 22 April 2019

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